Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER ENDED AUGUST 2, 2008

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 19, 2008)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended August 2, 2008.

Overview of Results for the Second Quarter and Six Months

Saks recorded a net loss of $31.7 million, or $.23 per share, for the second quarter ended August 2, 2008. The second quarter included the following after-tax items totaling $1.0 million, or $0.01 per share:

•	$0.8 million related to asset impairments and dispositions (primarily the Saks Fifth Avenue Ft. Lauderdale store closing) and

•	expenses of approximately $0.2 million for severance costs related to the Ft. Lauderdale store closing.

For the prior year second quarter ended August 4, 2007, the Company recorded a net loss of $24.6 million, or $.17 per share. The prior year second quarter included the following after-tax items totaling $4.3 million, or $.03 per share:

•

expenses of approximately $2.0 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its Saks Department Store Group (SDSG) businesses,

•	$2.0 million related to asset impairments and dispositions, and

•	a loss on extinguishment of debt totaling $0.2 million related to the repurchase of $10.4 million of senior notes.

For the six months ended August 2, 2008, Saks recorded a net loss of $13.4 million, or $.10 per share. The six months included the following after-tax items totaling $1.0 million, or $0.01 per share:

•	$0.8 million related to asset impairments and dispositions (primarily the Saks Fifth Avenue Ft. Lauderdale store closing) and

•	expenses of approximately $0.2 million for severance costs related to the Ft. Lauderdale store closing.

For the prior year six months ended August 4, 2007, the Company recorded a net loss of $13.6 million, or $.10 per share. The prior year six months included the following after-tax items totaling $22.2 million, or $.16 per share:

•	expenses of approximately $15.6 million for retention, severance, and transition costs,

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•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,

•	$2.2 million related to asset impairments and dispositions, and

•	expenses of approximately $1.0 million associated with the previously disclosed investigations.

Comments on the Second Quarter and Six Months Ended August 2, 2008

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “While business became much more challenging in the second quarter, I believe our organization has responded well to the changing environment.

“Comparable store sales for the second quarter would have been slightly positive excluding the shift of a spring season clearance event into the first quarter this year from the second quarter last year. Comparable store sales for the spring season increased 2.7%. While substantially slower than the robust growth we had experienced over the last two years, this performance was still among the best in the industry. In addition, we have made substantial progress in reducing our inventory levels from where they were at the beginning of the fiscal year.”

Sadove continued, “During the quarter, we experienced a softening across nearly all geographies and merchandise categories, although generally the better performing geographies and categories in prior quarters were still the better performing areas in the second quarter. Some of the strongest merchandise categories for Saks Fifth Avenue during the quarter included shoes; jewelry; accessories; and men’s contemporary apparel, shoes, and accessories. We experienced widespread weakness in women’s apparel. The New York City flagship store continued to outperform the company average, and certain of the Company’s newly-renovated stores continued to post better-than-average results.”

Both Saks Direct and Saks Fifth Avenue OFF 5TH (“OFF 5TH”) continued to post outsized sales growth for the quarter. Saks Direct revenues grew over 30% for the second quarter on top of last year’s 40% second quarter growth.

The Company’s gross margin rate declined by 60 basis points in the quarter. Second quarter year-over-year SG&A expense (excluding certain items) increased 140 basis points as a percent of sales, and Other Operating Expenses (depreciation, rents, and taxes other than income taxes) increased 60 basis points as a percent of sales for the period. The comparable store sales decline was the principal driver of the expense deleverage during the quarter. The previously noted spring season clearance event shift not only impacted sales but other components of the income statement as well. Absent the event shift, management estimates that the second quarter gross margin rate would have declined by approximately 240 basis points, second quarter SG&A expense (excluding certain items) would have increased by approximately 50 basis points, and Other Operating Expenses would have been relatively flat as a percent of sales.

For the six months ended August 2, 2008, the Company’s gross margin rate declined by 190 basis points, SG&A expense (excluding certain items) increased by 50 basis points, and Other Operating Expenses decreased by 10 basis points.

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The year-over-year second quarter operating loss (excluding certain items) grew 65% to $42.7 million. On a year-to-date basis, the Company posted an operating loss of $2.6 million compared to operating income of $31.3 million for the same period last year.

Balance Sheet Highlights

Consolidated inventories at August 2, 2008 totaled $813.1 million, an approximate 1.4% increase over the prior year. Inventories increased approximately 1.9% on a comparable stores basis.

At quarter end, the Company had approximately $60.0 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at August 2, 2008 totaled approximately $569.8 million, and debt-to-capitalization was 33.4% (without giving effect to cash on hand).

In the second quarter, the Company repurchased approximately 1.7 million shares of common stock at an average price of $11.74, bringing the year-to-date total number of shares repurchased to 2.9 million at an average price of $11.83. The Company has remaining availability of approximately 32.7 million shares under its existing repurchase authorization programs.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our cash flow, and the unfunded liquidity in our revolving credit facility will provide flexibility for additional investments in our business and may provide opportunities to further strengthen our balance sheet and to purchase additional common stock.” Management believes it is appropriate to target ongoing financial leverage with a Funded Debt to

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

Net capital spending for the six months ended August 2, 2008 totaled approximately $58 million.

Outlook for the Balance of 2008

Sadove noted, “For fall, we believe our merchandise selections are compelling, our marketing is creative, and our stores look great. We are excited about the completion of several important store renovation projects. However, we know we are continuing to face the headwinds of the economic and retail environment. Consequently, we are approaching the near term conservatively and believe our 2008 operating margin (excluding certain items) will decline from 2007 levels.”

The continuing challenging macroeconomic and retail environment makes it difficult to predict future performance with any degree of certainty. The Company’s financial expectations for 2008 (excluding the impact of certain items) are built on the following assumptions:

•

A flat to low-single digit comparable store sales decline for the second half of the year. Comparable store sales assumptions for much of the store base are modestly negative in the aggregate, with somewhat higher growth expected from the New York City flagship store, capital-aided Saks Fifth Avenue locations, Saks Direct, and OFF 5TH.

•	Comparable store inventory levels are expected to be up in the low single-digit range throughout the balance of the year.

•

A decline in gross margin rate in the second half of 2008, the degree of which primarily depends on sales performance. Based on the Company’s markdown cadence, more gross margin pressure is expected in the fiscal fourth quarter.

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•	For the second half, absolute SG&A dollars (excluding certain items) are expected to be flat or down slightly from the prior year.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) totaling approximately $176 million to $180 million for the second half, which includes depreciation and amortization of approximately $75 million.

•	Interest expense approximating $18 million for the second half, bringing the full year to approximately $38 million.

•	An effective tax rate of approximately 41.0% for the second half.

•

A diluted common share count of approximately 139 to 144 million for the second half, assuming the convertible debenture is not convertible and therefore no related share equivalents are added to the share count.

•	Annual capital expenditures of approximately $125 million, which will include store renovations, maintenance capital, and ongoing information technology enhancements.

Sadove concluded, “We remain optimistic with respect to both the long-term outlook for the luxury channel and for Saks Fifth Avenue in particular. We are staying the course with our strategies, investments, and initiatives as we are confident that these remain the right ones for the long term. We believe we can deliver revenue and operating margin expansion in the years ahead as we benefit from our ongoing strategic initiatives.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue (which consists of Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct) and Club Libby Lu stores. Total sales (in millions) for the second quarter and six months ended August 2, 2008 compared to last year’s second quarter and six months ended August 4, 2007 were:

	This Year	Last Year	Total (Decrease) Increase	Comparable (Decrease) Increase
Second Quarter	$669.2	$694.1	(3.6%)	(4.0%)
Six Months	$1,531.6	$1,486.9	3.0%	2.7%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Second Quarter	$6.2	$6.2
Six Months	$13.8	$13.3

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, August 19, 2008 to discuss results for the quarter and six months. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 30478998).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to

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the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue which is comprised of 53 Saks Fifth Avenue stores, 48 OFF 5TH stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	August 2, 2008		August 4, 2007
Net sales	$669,233	100.0%	$694,106	100.0%
Cost of sales	435,425	65.1%	447,340	64.4%

Gross margin	233,808	34.9%	246,766	35.6%
Selling, general and administrative expenses	194,104	29.0%	194,258	28.0%
Other operating expenses:
Property and equipment rentals	28,930	4.3%	27,212	3.9%
Depreciation & other amortization	32,898	4.9%	34,728	5.0%
Taxes other than income taxes	20,634	3.1%	19,749	2.8%
Store pre-opening costs	301	0.0%	125	0.0%
Impairments and dispositions	1,221	0.2%	3,314	0.5%

Operating income	(44,280)	-6.6%	(32,620)	-4.7%
Other income (expense):
Interest expense	(9,952)	-1.5%	(9,921)	-1.4%
Loss on extinguishment of debt	—	0.0%	(412)	-0.1%
Other income, net	740	0.1%	1,735	0.2%

Loss before income taxes	(53,492)	-8.0%	(41,218)	-5.9%
Benefit for income taxes	(21,783)	-3.3%	(16,592)	-2.4%

Net loss	$(31,709)	-4.7%	$(24,626)	-3.5%

Per-share amounts - Net loss
Basic loss per common share:	$(0.23)		$(0.17)
Diluted loss per common share:	$(0.23)		$(0.17)
Weighted average common shares:
Basic	138,519		141,882
Diluted	138,519		141,882

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	August 2, 2008		August 4, 2007
Net sales	$1,531,585	100.0%	$1,486,853	100.0%
Cost of sales	968,489	63.2%	911,807	61.3%

Gross margin	563,096	36.8%	575,046	38.7%
Selling, general and administrative expenses	398,851	26.0%	407,103	27.4%
Other operating expenses:
Property and equipment rentals	57,228	3.7%	55,549	3.7%
Depreciation & other amortization	65,542	4.3%	66,526	4.5%
Taxes other than income taxes	43,691	2.9%	41,969	2.8%
Store pre-opening costs	588	0.0%	261	0.0%
Impairments and dispositions	1,359	0.1%	3,698	0.2%

Operating income	(4,163)	-0.3%	(60)	0.0%
Other income (expense):
Interest expense	(20,009)	-1.3%	(21,901)	-1.5%
Loss on extinguishment of debt	—	0.0%	(5,634)	-0.4%
Other income, net	1,687	0.1%	4,570	0.3%

Loss before income taxes	(22,485)	-1.5%	(23,025)	-1.5%
Benefit for income taxes	(9,053)	-0.6%	(9,436)	-0.6%

Net loss	$(13,432)	-0.9%	$(13,589)	-0.9%

Per-share amounts - Net loss
Basic loss per common share:	$(0.10)		$(0.10)
Diluted loss per common share:	$(0.10)		$(0.10)
Weighted average common shares:
Basic	139,212		141,065
Diluted	139,212		141,065

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	August 2, 2008	August 4, 2007
ASSETS
Current assets
Cash and cash equivalents	$60,023	$128,374
Merchandise inventories	813,066	801,693
Other current assets	114,432	112,131
Deferred income taxes, net	30,737	24,607

Total current assets	1,018,258	1,066,805
Property and equipment, net	1,076,764	1,082,893
Goodwill and intangibles, net	283	310
Deferred income taxes, net	113,526	151,090
Other assets	51,473	35,967

TOTAL ASSETS	$2,260,304	$2,337,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$155,132	$211,968
Accrued expenses and other current liabilities	236,841	246,272
Dividend payable	1,426	2,659
Current portion of long-term debt	88,882	235,643

Total current liabilities	482,281	696,542
Long-term debt	480,943	339,744
Other long-term liabilities	160,166	169,857

Total liabilities	1,123,390	1,206,143
Commitments and Contingencies	—	—
Shareholders’ Equity	1,136,914	1,130,922

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,260,304	$2,337,065